Exhibit 10.7

    [Date] Equity Grant Agreement
GE HealthCare Technologies Inc. 2023 Long-Term Incentive Plan (“Plan”)

GE HealthCare New Hire Restricted Stock Unit Grant Agreement (“Grant Agreement”)
For <<Employee Name>> (“Grantee”)

Grant Date	RSUs Granted	Vesting Schedule
		Percentage of RSUs	Vesting Date
<<Date>>	<<Number>>	33%	<<Date>>
		33%	<<Date>>
		34%	<<Date>>

1.     Grant.  The Talent, Culture, and Compensation Committee (“Committee”) of the Board of Directors of GE HealthCare Technologies Inc. (“Company”) has granted the above number of Restricted Stock Units (“RSUs”) to the Grantee, subject to the terms of this Grant Agreement. Without limiting any condition of this RSU award, the award is subject to cancellation and forfeiture if the Grantee does not confirm acceptance within 45 days of the Grant Date. Once vested, each RSU entitles the Grantee to receive from the Company (i) one share of Common Stock and (ii) a cash payment in respect of Dividend Equivalents (described below), each in accordance with the terms of this Grant Agreement, the Plan, and any rules, procedures and sub-plans (including country addenda) adopted by the Committee.

2.     Vesting.  In order to vest in an RSU, the Grantee must not incur a Termination of Employment from the Grant Date through the applicable Vesting Date listed above. All unvested RSUs shall be immediately cancelled without payment upon the Grantee’s Termination of Employment for any reason before the applicable Vesting Date and the Grantee shall thereupon cease to have any right to receive any shares of Common Stock or cash payments in respect of Dividend Equivalents accrued in respect of those cancelled RSUs, except as specifically provided below:

i. Death or Disability.  If the Grantee’s Termination of Employment is a result of the Grantee’s death or Disability prior to the final Vesting Date listed above, then any unvested RSUs shall vest as of such Termination of Employment.

ii.Transfer of Business to Successor Employer.  If the Grantee’s Termination of Employment occurs prior to the final Vesting Date listed above as a result of transferring directly to employment with a successor employer in connection with the transfer by the Company or an Affiliate of a business operation, then any unvested RSUs shall vest as of such Termination of Employment.

iii.Retirement Eligibility. If the Grantee meets the requirements for Retirement while in continuous employment and has a Termination of Employment after meeting such requirements prior to the final Vesting Date listed above and after the one-year anniversary of the Grant Date, then the Grantee shall continue to vest in any unvested RSUs in accordance with the Vesting Schedule above as if the Grantee remained in continuous employment.

For purposes of this Grant Agreement Retirement means the attainment of:

a.age 65;
b.age 60 and completion of at least five years of continuous employment; or
c.age 55 and completion of at least ten years of continuous employment.

If retirement at an earlier age than noted in (a), (b) or (c) above is mandatory under applicable law or policy in the country where the Grantee is employed, for purposes of this Grant Agreement Retirement means the mandatory retirement date and the applicable service requirement closest to such date under (a), (b) or (c) above.

For purposes of this Grant Agreement continuous employment means continuous employment with the Company, or an Affiliate (or with General Electric Company or any of its affiliates through the date of the Company’s spinoff from General Electric Company) ending on the Termination Date.

iv.Termination without Cause or with Good Reason. If the Grantee’s Termination of Employment occurs as a result of an involuntary termination by the Company or an Affiliate without Cause or by the Grantee with Good Reason prior to the final

Vesting Date listed above, subject to Grantee’s execution and non-revocation of a general release of claims in favor of the Company in the form provided by the Company, then any unvested RSUs shall vest pro rata as of the Termination of Employment. Pro rata vesting is calculated as an amount equal to (a)(i) the number of RSUs granted, multiplied by (ii) a fraction where the numerator is the number of complete calendar months from the Grant Date through the Termination of Employment and the denominator is the number of calendar months from the Grant Date through the final Vesting Date, minus (b) any RSUs that vested prior to the Grantee’s Termination of Employment.
For purposes of this Grant Agreement, Cause means, as determined in the sole discretion of the Committee, the Grantee’s:
•breach of the Employee Innovation and Proprietary Information Agreement or any other confidentiality, non-solicitation, or non-competition agreement with the Company or breach of a material term of any other agreement between the Grantee and the Company;
•engagement in conduct that results in, or has the potential to cause, material harm financially, reputationally, or otherwise to the Company;
•commission of an act of dishonesty, fraud, embezzlement or theft;
•conviction of, or plea of guilty or no contest to, a felony or crime involving moral turpitude;
•failure to comply with the Company’s policies and procedures, including but not limited to The Spirit and Letter; or
•sustained poor performance of any material aspect of the Grantee’s duties or obligations, including refusal to follow lawful instructions from his or her manager (or, from the Board if the Grantee is the Company’s chief executive officer (“CEO”)), which is not substantially cured to the satisfaction of the manager (or, the Board if the Grantee is the CEO) within 30 days after written notice of such failure or poor performance has been given to the Grantee.
For purposes of this Grant Agreement, Good Reason means the Grantee’s employment with the Company is terminated for one of the following reasons within 24 months after a Change in Control:
•the assignment to the Grantee of any duties inconsistent in any material respect with the Grantee’s position (including status, offices, titles, and reporting requirements), authority, duties, or responsibilities, or any other action by the Company which results in a material diminution in such position, authority, duties, reporting requirements, or responsibilities, in each case from those in effect immediately prior to the Change in Control, provided that the sale, disposition, or spin-off of any one or more of the businesses of the Company or its Affiliates, or any transaction following which the Company’s (or its successor’s) common equity is not publicly traded on a nationally recognized securities exchange or through a national market quotation service, shall not be deemed a material diminution in the Grantee’s position, authority, duties, or responsibilities;
•a reduction in base salary, annual target cash incentive opportunity, or annual target long-term incentive opportunity in each case, from those in effect immediately prior to the Change in Control;
•a material breach by the Company of any agreement pursuant to which the Grantee provides services to the Company, including without limitation failure to pay any compensation due and owing to the Grantee; or
•the Company’s requirement to relocate to a location more than 50 miles from the Grantee’s principal place of employment as of the Change in Control; and

The Grantee takes all of the following actions in response to the existence of the Change in Control Good Reason condition(s):
•provides written notice to the Chief People Officer of the existence of the circumstances providing grounds for a Change in Control Good Reason Termination within 30 calendar days of the date the Grantee first becomes aware of such circumstances;
•allows the Company at least 30 calendar days to cure the circumstances providing grounds for a Change in Control Good Reason Termination; and
•if the Company fails to cure the circumstances providing grounds for a Change in Control Good Reason Termination, terminates employment with the Company within 30 calendar days following such failure to cure.
Any good faith determination of a Change in Control Good Reason by the Grantee shall be conclusive and binding on the Company.
v.Termination of Employment Following a Change in Control. If the Grantee’s Termination of Employment occurs prior to the final Vesting Date listed above, is within 24 months after a Change in Control, and is the result of an involuntary termination by the Company without Cause or a voluntary termination by the Grantee for Good Reason, then any unvested RSUs shall vest as of such Termination of Employment.

vi.Termination of Employment With Continued Service. If the Grantee’s Termination of Employment is immediately followed by a period of providing contractual services to the Company or an Affiliate at the written request of the Company’s Chief People Officer made prior to the Grantee’s Termination of Employment, and approved by the Committee in its sole discretion, then with respect to Awards granted to the Grantee while he or she served as an employee of the Company or an Affiliate, such period of service following the Grantee’s Termination of Employment shall constitute continuous employment for purposes of continuing to (A) vest in the Vesting Schedule listed above, and (B) earn age and service credit for purposes of meeting the requirements for Retirement through the last date the Grantee provides such contractual services.

Notwithstanding the foregoing, if the Company receives an opinion of counsel that there has been a legal judgment and/or legal development in Grantee’s jurisdiction that would likely result in the favorable treatment applicable to the Award pursuant to subparagraphs (i)-(vi) being deemed unlawful and/or discriminatory, then such favorable treatment shall not be applied.
3.     Dividend Equivalents.  The Company will establish an amount for each RSU equal to the per share quarterly dividend payments made to the Company’s stockholders during the period beginning on the Grant Date and ending on the date that such RSU vests or is cancelled (“Dividend Equivalents”). The Company shall accumulate Dividend Equivalents and, upon vesting of the related RSU, will pay the Grantee a single lump sum cash amount equal to the Dividend Equivalents on the same date that a share of Common Stock is delivered with respect to such RSU, as described in Section 4 of this Grant Agreement. Any accumulated and unpaid Dividend Equivalents attributable to a RSU that is cancelled will be immediately forfeited upon cancellation and will not be paid.

4.     Delivery and Tax Withholding.  Subject to Section XX(d) of the Plan, if applicable, within two weeks of the date any RSUs vest, the Company shall deliver to the Grantee a number of shares of Common Stock equal to the number of vested RSUs and the Dividend Equivalent cash amount with respect to each vested RSU (in each case net of applicable tax withholding and fees). Delivery shall be electronic, through the brokerage account established by the Company for the Grantee, or in such other medium as is determined by the Company.

Except as would result in taxation under Section 409A of the Code, if any income tax, social insurance, payroll tax, or other related similar withholding becomes legally due from Grantee prior to the settlement of such RSUs after vesting on account of the Grantee meeting the requirements of Retirement, settlement of a portion of the shares necessary to satisfy such amounts may be accelerated by withholding shares, or by such other method as may be approved by the Committee.

The Grantee is ultimately responsible for any and all applicable taxes, regardless of the amount withheld or reported. Notwithstanding the foregoing, the date of issuance or delivery of shares of Common Stock may be postponed by the Company for such period as may be required for it with reasonable diligence to comply with any applicable listing requirements of any national securities exchange and requirements under any law or regulation applicable to the issuance or transfer of such shares of Common Stock to the extent such postponement is permissible under Section 409A of the Code.

5.    Reserved.

6.     Data Security and Privacy.

i.     Data Collection, Processing and Usage. Personal data collected, processed and used by the Company in connection with Awards granted under the Plan includes the Grantee’s name, home address, email address, telephone number, date of birth, social insurance number or other identification number, salary, citizenship, job title, any shares of Common Stock or directorships held in the Company, and details of all Awards granted, cancelled, exercised, vested, or outstanding. In granting Awards under the Plan, the Company will collect the Grantee’s personal data for purposes of allocating shares of Common Stock in settlement of the Awards and implementing, administering and managing the Plan. The Company collects, processes and uses the Grantee’s personal data in compliance with Company’s Employment Data Protection Standards and the Uses of Employment Data for the Company’s Entities. The Grantee may exercise rights to access, correction, or restriction or deletion where applicable, by contacting the Grantee’s local HR manager or initiating a request through www.myhr.gehealthcare.com.
ii.    Administrative Service Provider. The Company transfers the Grantee’s personal data to UBS Financial Services, which assists with the implementation, administration and management of the Plan (the “Third-Party Administrator”).  In the future, the Company may select a different Third-Party Administrator and share the Grantee’s personal data with another company that serves in a similar manner. The Third-Party Administrator will open an account for the Grantee to receive and trade shares of Common Stock acquired under the Plan.  The Grantee will be asked to agree on separate terms and data processing practices with the Third-Party Administrator, which is a condition to the Grantee’s ability to participate in the Plan. The privacy policy of the Third-Party Administrator may be reviewed on the UBS Financial Services portal.
7.     Reserved.

8.     Additional Requirements. The Company reserves the right to impose other requirements on the Award, shares of Common Stock acquired pursuant to the Award,

and the Grantee’s participation in the Plan to the extent the Company determines, in its sole discretion, that such other requirements are necessary or advisable in order to comply with local law or to facilitate the operation and administration of the Award and the Plan. Without limiting the generality of the foregoing, the Company may require the Grantee to sign any agreements or undertakings that may be necessary to accomplish the foregoing.

9.     Alteration/Termination.  Under the express terms of this Grant Agreement, the Committee shall have the right at any time in its sole discretion to amend, alter, suspend, discontinue or terminate any RSUs without the consent of the Grantee. Furthermore, if the Company determines in its sole discretion that the Grantee has engaged in conduct that (a) constitutes a breach of this Grant Agreement, the Employee Innovation and Proprietary Information Agreement, or any other confidentiality, non-solicitation, or non-competition agreement with the Company or any Affiliate, (b) results in (or has the potential to cause) material harm financially, reputationally, or otherwise to the Company or any Affiliate or (c) occurred prior to the Grantee’s Termination of Employment and would give rise to a Termination of Employment for Cause (regardless of whether such conduct is discovered before or after the Grantee’s Termination of Employment), any outstanding RSUs shall be cancelled immediately, and any amounts previously conveyed under this Grant Agreement shall be subject to recoupment. In any event, the RSUs provided under this Grant Agreement and any shares of Common Stock previously conveyed or other payments made in respect thereof, shall be further subject to any recoupment policy that the Company may adopt from time to time, to the extent any such policy is applicable to the Grantee, and to such compensation, including, but not limited to, the GE HealthCare Technologies Inc. Clawback Policy, designed to comply with the requirements of Rule 10D-1 promulgated under the Act, as in effect and amended from time to time. By accepting the grant of RSUs under this Grant Agreement, the Grantee acknowledges, agrees, and consents to the Company’s application, implementation, and enforcement of (x) such recoupment policies with respect to all covered compensation received or to be received by the Grantee, to the extent applicable, and (y) any provision of applicable law relating to cancellation, recoupment, recession, or payback of compensation, and expressly agrees that the Company may take any such actions as are necessary to effectuate recoupment or applicable law without further consent or action being required by the Grantee, including issuing instructions to any Third-Party Administrator to (i) hold the Grantee’s shares of Common Stock and other amounts acquired under the Plan and/or (ii) reconvey, transfer, or otherwise return such shares of Common Stock and other assets to the Company. To the extent that the terms of this Grant Agreement any Company recoupment policy conflict, the terms of the recoupment policy shall prevail. Also, the RSUs shall be null and void to the extent the grant of the RSUs or the vesting thereof is prohibited under the laws of the country of residence of the Grantee.

Nothing in this Grant Agreement prevents the Grantee from or interferes with the Grantee’s rights to file a claim or charge or participate, with or without notice to the Company, in an investigation or proceeding of a law enforcement authority or government agency, including any state or federal fair employment practices agency (such as the Equal Employment Opportunity Commission), the U.S. Securities and Exchange Commission, the Department of Labor, the Department of Justice, and the Financial Industry Regulatory Authority.

Nothing in this Grant Agreement prevents the Grantee from disclosing information about acts in the workplace that Grantee has reason to believe are unlawful, including, but not limited to, harassment, discrimination or any other conduct. If the Grantee primarily resides in Washington, the terms in footnote 1 will apply to Section 9.1

10.     Plan Terms and Definitions.  Except to the extent that the context clearly provides otherwise, all capitalized terms used in this Grant Agreement have the same meaning as given such terms in the Plan. This Grant Agreement is subject to the terms and provisions of the Plan, which are incorporated by reference. In the event of any conflict between the provisions of this Grant Agreement and those of the Plan, the provisions of the Plan shall control.

11.    Interpretation and Construction. This Grant Agreement and the Plan shall be construed and interpreted by the Committee, in its sole discretion. Any interpretation or other determination by the Committee (including correction of any defect or omission and reconciliation of any inconsistency) shall be binding and conclusive. All determinations regarding enforcement, waiver or modification of the cancellation and rescission and other provisions of this Grant Agreement shall be made in the Committee’s sole discretion. Determinations made under this Grant Agreement and the Plan need not be uniform and may be made selectively among individuals, whether or not such individuals are similarly situated.

12.    Severability. The invalidity or unenforceability of any provision of the Plan or this Grant Agreement will not affect the validity or enforceability of any other provision of the Plan or this Grant Agreement, and each provision of the Plan and this Grant Agreement will be severable and enforceable to the extent permitted by law.

13.    Stockholder Rights. The Grantee shall not have any voting or other stockholder rights unless and until shares of Common Stock are actually delivered to the Grantee.
1 If Grantee primarily resides in Washington, nothing in this Grant Agreement will be construed to prohibit Grantee from disclosing or discussing conduct Grantee reasonably believes to be illegal discrimination, illegal harassment, illegal retaliation, a wage and hour violation, sexual assault or recognized as a clear mandate of public policy or disclosing the existence of a settlement involving any such event or conduct.

14.    No Employment Rights. The grant of the Award described in this Grant Agreement does not give the Grantee any rights in respect of employment with the Company or any Affiliate.

15.    Discretionary Award, Extraordinary Benefit. Awards under the Plan are granted to employees of the Company and the Affiliates in the Committee’s sole discretion. The Award described in this Grant Agreement is a one-time benefit and does not create any contractual or other right to receive other Awards under the Plan or other benefits in lieu thereof. Future grants, if any, will be at the sole discretion of the Committee. The Grantee’s participation in the Plan is voluntary. This Award (and each other Award, if any, granted under the Plan) constitutes an extraordinary item of compensation and is not part of the Grantee’s normal or expected compensation for purposes of calculating any severance, retirement, or other benefit rights (unless otherwise expressly provided in an applicable benefit plan).

16.    No Transfer or Assignment. No rights under this Award shall be assignable or transferable by the Grantee, except to the extent expressly permitted by the Plan.
17.    Successors and Assigns. The Company may assign any of its rights under this Grant Agreement. This Grant Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Grant Agreement will be binding upon the Grantee and the Grantee’s beneficiaries, executors or administrators.

18.    Section 409A. To the extent applicable, this Grant Agreement shall be construed and administered consistently with the intent to comply with or be exempt from the requirements of Section 409A of the Code and any state law of similar effect (i.e., applying the “short-term deferral” rule described in Treas. Reg. § 1.409A-1(b)(4) and/or another exemption). Where the Grant Agreement specifies a window during which a payment may be made, the payment date within such window shall be determined by the Company in its sole discretion; provided, however, that if the RSUs are subject to Section 409A, then any payment of the RSUs on a Vesting Date listed above will occur no later than December 31 of the year in which such applicable Vesting Date occurs.

19.    Entire Agreement.  This Grant Agreement, the Plan, and any rules, procedures and sub-plans (including country addenda) adopted by the Committee contain all of the provisions applicable to the RSUs. No other statements, documents or practices may modify, waive or alter such provisions unless expressly set forth in writing, signed by an authorized officer of the Company and delivered to the Grantee.

By acknowledging this Grant Agreement, the Grantee acknowledges and confirms that the Grantee has read this Grant Agreement and the Plan (including applicable addenda), and the Grantee accepts and agrees to the provisions therein.

20.    Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to this or other Awards under the Plan by electronic means. The Grantee hereby consents to receive such documents electronically and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

21.    Global Addendum. Notwithstanding any provisions in this document to the contrary, the RSUs will also be subject to the special terms and conditions set forth on Appendix A for Grantees who reside outside of the United States. Moreover, if a Grantee is not a resident of any of the countries listed on Appendix A as of the Grant Date, but relocates to one of the listed countries at any point thereafter, the special terms and conditions for such country will apply to the Grantee, to the extent the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan. Appendix A constitutes part of this Grant Agreement.